Exhibit (b)

EXECUTION VERSION

DEUTSCHE BANK AG NEW YORK BRANCH

DEUTSCHE BANK SECURITIES INC.

60 Wall Street

New York, NY 10005

CONFIDENTIAL

May 21, 2016

Arbor Pharmaceuticals, Inc.

Arbor Pharmaceuticals, LLC

Six Concourse Parkway, Suite 1800

Atlanta, GA 30328 USA

Fax: (678) 823-7226

Attention: General Counsel

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street

New York, New York 10019

Attn: Cade Thompson

Project Marvel

Commitment Letter

Ladies and Gentlemen:

You have advised each of Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI” and, together with , together with DBNY and any Additional Commitment Party (as defined below), collectively, the “Commitment Parties”, “we” or “us”) that Arbor Pharmaceuticals, Inc. (“Arbor” and, together with the Borrower (as defined below), “you”) intends to acquire (the “Acquisition”), directly or indirectly, all of the outstanding equity interests of the entity previously identified to us by you as “Marvel”, a Delaware corporation (the “Company”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and in the Summaries of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C, collectively, the “Commitment Letter”).

You have further advised us that, in connection therewith, it is intended that the financing for the Transactions will include (i) the senior secured term loan facility described in the Term Sheet, in an aggregate principal amount of up to $500 million (the “Term Loan Facility”) and (ii) a $75 million senior secured revolving credit facility (the “Revolving Facility” and together with the Term Loan Facility, the “Facilities”).

In connection with the foregoing DBNY is pleased to advise you of its commitment to provide 100% of the Facilities, subject only to the satisfaction or waiver of the applicable conditions set forth in the section entitled “Conditions Precedent to Initial Borrowing” in Exhibit B hereto and in Exhibit C hereto. DBNY is referred to herein as the “Initial Lender” and, collectively with any Additional Commitment Party appointed as an Initial Lender pursuant to the following paragraph, the “Initial Lenders”.

It is agreed that (i) DBSI will act as a lead arranger and joint bookrunner for the Facilities (in such capacity, the “Lead Arranger” and, collectively with any Additional Commitment Party appointed as a Lead Arranger pursuant to the following sentence, the “Lead Arrangers”) and (ii) DBNY will act as administrative agent and collateral agent for the Facilities (in such capacity, the “Administrative Agent”). It is further agreed that (i) DBSI shall have “left” placement in any and all marketing materials or other documentation used in connection with the Facilities. Within 15 business days after the date of this Commitment Letter, you may appoint additional joint lead arrangers, joint bookrunners agents, co-agents or co-managers (any such arranger, bookrunner, agent, co-agent or co-manager, an “Additional Commitment Party”) or confer other titles in respect of any Facility in a manner and with economics determined by you (it being understood that to the extent you appoint Additional Commitment Parties or confer other titles in respect of any Facility, the economics allocated to, and the amount of the commitments of, the Commitment Parties in respect of the relevant Facilities will be reduced ratably by the economics allocated to and the amount of the commitments of such appointed entities upon the execution by such financial institution of customary joinder documentation and, thereafter, each such financial institution shall constitute a “Commitment Party” and “Initial Lender” hereunder and under the Fee Letter); provided that (i) such appointments are made ratably across the Facilities and (ii) the Initial Lender on the date hereof shall have not less than 40% of the total economics for each Facility on the Closing Date. No other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below and other than in connection with any Additional Commitment Party) will be paid to any Lender in order to obtain its commitment to participate in the Facilities unless you and the Commitment Parties shall so agree. The commitments of DBNY and each Additional Commitment Party appointed as an Initial Lender to provide the Facilities shall be several and not joint.

The Lead Arrangers reserve the right, prior to or after the execution of the Facilities Documentation (as defined in Exhibit B), which we agree will be initially drafted by your counsel, to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders identified by the Lead Arrangers in consultation with you and reasonably acceptable to them and you with respect to the identity of such lenders (your consent not to be unreasonably withheld or delayed) including, without limitation, any relationship lenders designated by you and reasonably acceptable to the Lead Arrangers (such banks, financial institutions and other institutional lenders, together with the Initial Lenders, the “Lenders”); provided that, notwithstanding each Lead Arranger’s right to syndicate the Facilities and receive commitments with respect thereto (but subject to the fourth paragraph of this Commitment Letter), it is agreed that (i) syndication of, or receipt of commitments or participations in respect of, all or any portion of an Initial Lender’s commitments hereunder prior to the date of the consummation of the Acquisition and the date of the initial funding under the Facilities (the date of such funding, the “Closing Date”) shall not be a condition to such Initial Lender’s commitments; (ii) except as provided above with respect to appointment of Additional Commitment Parties, no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities has occurred; (iii) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until after the initial funding of the Facilities; (iv) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred; and (v) we will not syndicate our commitments to certain banks, financial institutions and other institutional lenders and investors (a) that have been separately identified in writing by you or Kohlberg Kravis Roberts & Co. L.P. (“KKR”) to us prior to the date of this Commitment Letter (or, if after such date, that are reasonably acceptable to the Lead Arrangers holding a majority of the aggregate amount of outstanding financing commitments in

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respect of the Facilities on the date hereof (the “Majority Lead Arrangers”)), (b) those persons who are competitors of the Company and its subsidiaries that are separately identified in writing by you or KKR to us from time to time, and (c) in the case of each of clauses (a) and (b), any of their affiliates (other than any such affiliate that is affiliated with a financial investor in such person and that is not itself an operating company or otherwise an affiliate of an operating company so long as such affiliate is a bona fide debt fund) that are either (x) identified in writing by you or KKR from time to time or (y) clearly identifiable on the basis of such affiliate’s name (clauses (a), (b) and (c) above, collectively “Disqualified Lenders”).

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date. The Lead Arrangers intend to commence syndication efforts promptly upon the execution by each party of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). You agree actively to assist the Lead Arrangers, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 30 days after the Closing Date (such earlier date, the “Syndication Date”), in completing a timely syndication that is reasonably satisfactory to them and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, the Company, (b) direct contact between senior management, representatives and advisors of you, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, to ensure such contact between senior management, representatives and advisors of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and places mutually agreed upon, (c) your assistance, and your using commercially reasonable efforts to cause the Company to assist, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, in the preparation of customary confidential information memoranda for the Facilities (any such memorandum, a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndications, in each case, in a form customarily delivered in connection with senior secured bank financings, of KKR in the United States, by using commercially reasonable efforts to provide information and other customary materials reasonably requested in connection with such Confidential Information Memorandum no less than 15 consecutive business days prior to the Closing Date, (d) using your commercially reasonable efforts to procure a public corporate credit rating and a public corporate family rating in respect of Arbor from Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and public ratings for the Term Loan Facility from each of S&P and Moody’s, in each case, at least five business days prior to the Closing Date, (e) the hosting, with the Lead Arrangers, of no more than two meetings of prospective Lenders at times and locations to be mutually agreed upon and (f) your ensuring (and with respect to the Company and its subsidiaries, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, your using commercially reasonable efforts to ensure) that there shall be no competing issues of debt securities or commercial bank or other credit facilities (other than the Facilities) of Arbor, Arbor Pharmaceuticals, LLC (the “Borrower”) or any of their respective subsidiaries being offered, placed or arranged if such debt securities or commercial bank or other credit facilities would, in the reasonable judgment of the Lead Arrangers, materially impair the primary syndication of the Facilities (it is understood and agreed that any deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money, equipment financings and other indebtedness permitted to be incurred by the Acquisition Agreement will not be deemed to materially impair the

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primary syndication of the Facilities). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the obtaining of the ratings referenced above nor the compliance with any of the other provisions set forth in clauses (a) through (f) above or any other provision of this paragraph shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date or at any time thereafter.

The Lead Arrangers, in their capacities as such, will, in consultation with you, manage all aspects of any syndication of the Facilities, including decisions as to the selection of institutions reasonably acceptable to you to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights and rights of appointment set forth in the second preceding paragraph), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders from the amounts to be paid to the Commitment Parties pursuant to this Commitment Letter and the Fee Letter. To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, to cause the Company to provide) to the Lead Arrangers all customary information with respect to you and the Company and each of your and its respective subsidiaries and the Transactions, including all financial information and projections (such projections, including financial estimates, budgets, forecasts and other forward-looking information, the “Projections”), as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation binding upon you or any of your subsidiaries or affiliates or upon the Company or any of its respective subsidiaries or affiliates or any obligation of confidentiality binding upon, or waive any attorney-client privilege of, you, the Company or your or its respective subsidiaries and affiliates (in which case you agree to use commercially reasonable efforts to have any such confidentiality obligation waived, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to this sentence). Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities shall be those required to be delivered pursuant to paragraphs 5 and 6 of Exhibit C.

You hereby represent and warrant that, to your knowledge, (a) all written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”) that has been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives, taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives have been or will be, at the time of delivery, prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections are so furnished to the Commitment Parties, it being understood that the Projections are as to future events and are not to be viewed as facts, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would

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be, to the best of your knowledge, incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that, to the best of your knowledge, such representations and warranties will be correct in all material respects under those circumstances. In arranging and syndicating the Facilities, the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

You hereby acknowledge that (a) the Lead Arrangers will make available Information and Projections to the proposed syndicate of Lenders by posting such Information and Projections on IntraLinks, SyndTrak Online or similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available, (ii) is not material with respect to you, the Company, your or its respective subsidiaries or the respective securities of any of the foregoing for purposes of United States federal and state securities laws or (iii) constitutes information of a type that would be publicly available if you, the Company, or your or its respective subsidiaries, were public reporting companies (as reasonably determined by you) (collectively, the “Public Side Information”; any information that is not Public Side Information, “Private Side Information”)) and who may be engaged in investment and other market-related activities with respect to you, the Company, any of your or its respective subsidiaries or the respective securities of any of the foregoing (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”).

If reasonably requested by the Lead Arrangers you will use commercially reasonable efforts to assist us in preparing a customary additional version of the Confidential Information Memorandum to be used in connection with the syndication of the Facilities that includes only Public Side Information with respect to you, the Company, your or its respective subsidiaries or the respective securities of any of the foregoing to be used by Public Siders. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Confidential Information Memorandum that authorize the distribution of the Confidential Information Memorandum to prospective Lenders in a form customarily included in the Confidential Information Memorandum for senior secured bank financings of portfolio company affiliates of KKR in the United States, that contain the representations set forth in the second preceding paragraph (which representations as to the Company, in the case of authorization letters to be delivered by the Company, shall not be qualified by knowledge) (and represent that the additional version of the Confidential Information Memorandum contains only Public Side Information with respect to you, the Company, your or its respective subsidiaries and the respective securities of any of the foregoing (other than as set forth in the following paragraph)) and that exculpate you, the Company and your and their respective subsidiaries and affiliates and us with respect to any liability related to the use or misuse of the contents of the Confidential Information Memorandum or any related marketing material by the recipients thereof.

You agree to use commercially reasonable efforts to identify that portion of the Information that may be distributed to the Public Siders as “PUBLIC”. You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arrangers on your behalf may distribute the following documents to all prospective lenders in the form provided to you and to your counsel a reasonable time prior to their distribution, unless you or your counsel advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such material should only be distributed to Private Siders: (a) the Term Sheet, (b) interim and final drafts of the Facilities Documentation, (c) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (d) changes in the terms of the Facilities. If you advise us that any of the foregoing items should be distributed only to Private Siders, then the Lead Arrangers will not distribute such materials to Public Siders without your consent.

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As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter.

The several commitments of the Initial Lenders hereunder to fund the Facilities on the Closing Date and the several agreements of the Lead Arrangers and the Joint Bookrunners to perform the services described herein are subject solely to (a) the applicable conditions set forth in the section entitled “Conditions Precedent to Initial Borrowing” in Exhibit B hereto and (b) the applicable conditions set forth in Exhibit C hereto, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the Facilities shall occur, it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Facilities Documentation, other than those that are expressly stated in the section entitled “Conditions Precedent to Initial Borrowing” in Exhibit B hereto and in Exhibit C hereto.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making of which shall be a condition to the availability of the Facilities on the Closing Date shall be (A) such of the representations and warranties made by the Company with respect to the Company, its subsidiaries and their respective businesses in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or one of your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Acquisition Agreement (or otherwise decline to consummate the Acquisition without any liability) as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Company Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in the section entitled “Conditions Precedent to Initial Borrowing” in Exhibit B hereto and in Exhibit C hereto are satisfied (or waived by the Commitment Parties) (provided that, to the extent any security interest in any Collateral (as defined in Exhibit B) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests (1) in the certificated equity securities, if any, of the Borrower and any material wholly-owned U.S. domestic subsidiaries of Arbor (to the extent required by the Term Sheet (provided that such certificated equity securities, other than certificated equity securities of the Borrower, will be required to be delivered on the Closing Date only to the extent received from the Company after your use of commercially reasonable efforts to do so)) and (2) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but instead shall be required to be delivered and/or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed (but, in any event, not later than 90 days after the Closing Date or such longer period as may be agreed by the Administrative Agent in its sole discretion, and the Borrower acting reasonably. For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower to be set forth in the Facilities Documentation relating to the corporate or other organizational existence of the Borrower, power and authority, due authorization, execution, delivery and enforceability, in each case related to the borrowing under, guaranteeing under, granting of security interests in the Collateral to, and performance of, the Facilities Documentation; the incurrence of the loans and the provision of the Guarantees, in each case under the Facilities, and the granting of the security interests in the Collateral to secure the Facilities, not conflicting with the Borrower’s constitutional documents (after giving effect to

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the Acquisition); solvency as of the Closing Date (after giving effect to the Transactions) of Arbor, the Borrower and their restricted subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is defined in the solvency certificate to be delivered pursuant to paragraph 10 of Exhibit C); creation, validity and perfection of security interests in the Collateral to be perfected on the Closing Date (subject to permitted liens and the foregoing provisions of this paragraph relating to Collateral); Federal Reserve margin regulations; the use of loan proceeds not violating the PATRIOT Act, OFAC or the FCPA; and the Investment Company Act. This paragraph, and the provisions herein, shall be referred to as the “Funding Conditions Provisions”. Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Facilities, the Lead Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Acquisition Agreement.

You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and the respective officers, directors, employees, agents, controlling persons, members and the successors of each of the foregoing (each an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities of any kind or nature, joint or several, to which any such Indemnified Person may become subject, to the extent arising out of or in connection with any claim, litigation, investigation or proceeding, actual or threatened, relating to this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions, the Facilities or any related transaction contemplated hereby (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto and whether such Proceeding is brought by you or any other person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented out-of-pocket legal fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all Indemnified Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter, after receipt of your consent (which consent shall not be unreasonably withheld or delayed), retains its own counsel, by another firm of counsel for such affected Indemnified Person) or other reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person (or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing) under this Commitment Letter, the Fee Letter or the Facilities Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision), (iii) in the case of a Proceeding initiated by you or one of your permitted assignees against the relevant Indemnified Person, a breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates or of any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing under this Commitment Letter, the Fee Letter or the Facilities Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iv) any Proceeding not arising from any act or omission by you or any of your affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against any Lead Arranger or Administrative Agent in its capacity as such), and (b) to reimburse each Commitment Party and each Indemnified Person from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s due diligence investigation,

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consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Lead Arrangers identified in the Term Sheet and of a single firm of local counsel to the Lead Arrangers in each appropriate jurisdiction (other than any allocated costs of in-house counsel) or otherwise retained with your consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided that except as set forth in the Fee Letter, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online), except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, the Company, KKR (or any of their respective affiliates), any subsidiaries of the foregoing or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with any of the Commitment Parties with respect to which the applicable Indemnified Person is entitled to indemnification under the preceding paragraph.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions herein.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.

You acknowledge that we may receive a future benefit on matters unrelated to this matter, including, without limitation, discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including without limitation fees paid pursuant hereto (it being understood and agreed that, in no event, shall the Expenses include items in respect of any unrelated matter or otherwise be increased as a result of such counsel’s representation of us on another matter or on account or our relationship with such counsel).

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You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither the Commitment Parties nor any of their affiliates will use confidential information obtained from you or the Company by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Commitment Parties nor any of their affiliates will furnish any such information to other persons. You also acknowledge that neither the Commitment Parties nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, each Commitment Party and its respective affiliates is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company, any of your or their respective subsidiaries and affiliates and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company, any of your or their respective subsidiaries and affiliates or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company and you. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Company, your and its respective shareholders or your and its respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties, on the one hand, and you and the Company, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party is acting solely as a principal and not as agents or fiduciaries of you, the Company, your and its management, shareholders, creditors or any other person, (iii) the Commitment Parties have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal, tax, accounting and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Commitment Parties and their affiliates have not provided any legal, accounting, regulatory or tax advice. You agree that you will not claim that the Commitment Parties (in their capacity as such) or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with the transactions contemplated by this Commitment Letter or the process leading thereto.

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This Commitment Letter and any claim, controversy or dispute arising under or related to this Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than, (i) occurring as a matter of law pursuant to, or otherwise substantially simultaneously with (and subject to the consummation of), the Acquisition, in each case to one or more of the Company and/or any other subsidiary of the Company and (ii) immediately prior to, on or after the Closing Date, by you to any U.S. domestic entities already existing or established in connection with the Transactions and wholly-owned, directly or indirectly, immediately after giving effect to the Transactions by you, with all obligations and liabilities being assumed by such other entities upon the effectiveness of such assignment) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations otherwise set forth herein, each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto) and the Fee Letter (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Facilities is subject only to the conditions precedent as provided herein and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

THIS COMMITMENT LETTER AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as referenced in Exhibit C hereto) (and whether or not such Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Company Representations and whether as a result of any inaccuracy thereof you (or your affiliates) has the right (taking into account any applicable cure provisions) to terminate your (or your affiliates’) obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms

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of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY HERETO RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the transactions contemplated hereby in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance, or, prior to your acceptance hereof, this Commitment Letter and its terms or substance or the activities of any Commitment Party pursuant hereto or to the Fee Letter, shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to KKR, and to your and any of KKR’s subsidiaries and affiliates and your and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Parties consent to such proposed disclosure (such consent not to be unreasonably withheld or delayed) or (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case, you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter) and the contents hereof to the Company and their officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents in any syndication or other marketing materials in connection with the Facilities (including any Confidential Information Memorandum and other customary marketing materials) or in connection with any public or regulatory filing requirement relating to the Transactions, (iii) you may disclose the Term Sheet and the other exhibits and annexes to the Commitment Letter and the contents thereof, to potential Lenders and their affiliates involved in the related commitments, to equity investors and to rating agencies in connection with obtaining ratings for Arbor and the Facilities, (iv) you may disclose the aggregate fees contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee

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amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities or in any public or regulatory filing requirement relating to the Transactions, (v) to the extent the amounts of fees and other economic terms of the market flex provisions set forth therein have been redacted in a customary manner, you may disclose the Fee Letter and the contents thereof to the Company and their officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (vi) you may disclose this Commitment Letter (but not the Fee Letter) in any tender offer or proxy relating to the Transactions and (vii) you may disclose the Fee Letter and the contents thereof to any prospective Additional Commitment Party or prospective equity investor and their respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential basis. You agree that you will permit us to review and approve (such approval not to be unreasonably withheld or delayed) any reference to us or any of our affiliates in connection with the Facilities or the transactions contemplated hereby contained in any press release or similar written public disclosure prior to public release. The confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

Each Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent such Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Commitment Party agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, KKR, the Company or any of your or their respective subsidiaries or affiliates or related parties (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to confidentiality obligations owing to you, KKR, the Company or any of your or their respective subsidiaries or affiliates or related parties, (e) to the extent that such information was already in our possession prior to any duty or other undertaking of confidentiality or is independently developed by the Commitment Parties without the use of such information, (f) to other Commitment Parties and such Commitment Party’s affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers, participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that (i) the disclosure of any such

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information to any Lenders, hedge providers or prospective Lenders, hedge providers or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender, (h) for purposes of establishing a “due diligence” defense or (i) to rating agencies in connection with obtaining ratings for Arbor and the Facilities. In addition, each Commitment Party may disclose the existence of the Facilities to market data collectors, similar service providers to the lending industry and service providers to the Commitment Parties in connection with the administration and management of the Facilities. In the event that the Facilities are funded, the Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph, shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder to the extent that such provisions are binding on such Commitment Parties. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

The syndication, reimbursement (if applicable), compensation (if applicable in accordance with the terms hereof and the Fee Letter), indemnification, confidentiality, jurisdiction, governing law, absence of fiduciary relationship and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Commitment Parties’ commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Facilities, shall automatically terminate and be superseded by the corresponding provisions of the Facilities Documentation upon the initial funding thereunder, and you shall be automatically released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments (on a pro rata basis amongst the Initial Lenders) with respect to the Facilities (or portion thereof as selected by you) hereunder at any time subject to the provisions of the preceding sentence.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time, the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of us and each Lender.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Administrative Agent on behalf of the Commitment Parties executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on May 24, 2016. The Initial Lenders’ respective commitments hereunder and the obligations and agreements of the Commitment Parties contained herein will expire at such time in the event that the Administrative Agent has not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, this Commitment Letter and the commitments and undertakings of each of the Commitment Parties shall remain effective and available for you until the earliest to occur of (i) after execution of the

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Acquisition Agreement and prior to the consummation of the Acquisition, the termination of the Acquisition Agreement by you (or your affiliates) in writing or with your (or your affiliates’) written consent or otherwise in accordance with its terms (other than with respect to provisions therein that expressly survive termination), prior to closing of the Acquisition, (ii) the consummation of the Acquisition with or without the funding of the Facilities and (iii) 11:59 p.m., New York City time, on the date that is five business days after the End Date (as defined in the Acquisition Agreement) but in any case no later than October 7, 2016. Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate unless each of the Commitment Parties shall, in its sole discretion, agree to an extension.

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The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,
DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ William Frauen
Name: William Frauen
Title: Managing Director

By:	/s/ Celine Catherin
Name: Celine Catherin
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ William Frauen
Name: William Frauen
Title: Managing Director

By:	/s/ Celine Catherin
Name: Celine Catherin
Title: Managing Director

[Commitment Letter]

Accepted and agreed to as of the date first above written:

ARBOR PHARMACEUTICALS, INC.

By:	/s/ Edward J. Schutter
Name: Edward J. Schutter
Title: President and CEO

ARBOR PHARMACEUTICALS, LLC

By:	/s/ Edward J. Schutter
Name: Edward J. Schutter
Title: President and CEO

[Commitment Letter]

CONFIDENTIAL	EXHIBIT A

Project Marvel

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter.

Arbor Pharmaceuticals, Inc., a Delaware corporation (“Arbor”), intends that its wholly-owned direct subsidiary, Arbor Pharmaceuticals, LLC, a Delaware limited liability company (the “Borrower”), acquire, directly or indirectly, all of the outstanding equity interests of the entity previously identified by us to you as “Marvel”, a Delaware corporation (the “Company”) from the equity holders of the Company (collectively, the “Sellers”).

In connection with the foregoing, it is intended that:

a)	The proceeds from the Facilities shall be used to consummate the Acquisition (the “Acquisition Consideration”), the Refinancing (as defined below), and to pay fees, premiums and expenses incurred in connection with the Transactions (such fees, premiums and expenses, the “Transaction Costs”, and together with the Acquisition Consideration and the Refinancing, the “Acquisition Funds”).

b)	Pursuant to the Agreement and Plan of Merger, by and among the Borrower, the Company and the other parties referenced therein, dated as of the date hereof (together with all exhibits, annexes, schedules and disclosure letters thereto, collectively, as modified, amended, supplemented or waived, the “Acquisition Agreement”), the Borrower will acquire the Company (the “Acquisition”) in all material respects in accordance with the terms thereof. Pursuant to the Acquisition Agreement, the Sellers shall have the right to receive the Acquisition Consideration in accordance with the terms of the Acquisition Agreement.

c)	The Borrower will obtain up to $500 million under the Term Loan Facility and will obtain commitments of up to $75 million under the Revolving Facility, in each case on the Closing Date of the Acquisition.

d)	It is understood that all amounts outstanding (other than contingent obligations) under that certain Credit Facility Credit Agreement, dated as of February 22, 2013 (as amended from time to time, the “Existing Arbor Facility”), by and among Arbor, certain of Arbor’s subsidiaries, the lenders from time to time party thereto, and General Electric Capital Corporation, as agent, will be repaid and all commitments in respect thereof will be terminated and all liens in respect thereof will be released (collectively, the “Refinancing”).

The transactions described above and the payment of related fees and expenses are collectively referred to herein as the “Transactions”.

CONFIDENTIAL	EXHIBIT B

Project Marvel

$500 million Term Loan Facility

$75 million Revolving Facility

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

Borrower:	Arbor Pharmaceuticals LLC (the “Borrower”).

Arbor:	Arbor Pharmaceuticals, Inc. (“Arbor”)

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent:	Deutsche Bank AG New York Branch will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Administrative Agent”) in respect of the Facilities (as hereinafter defined) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower and excluding any Disqualified Lenders (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Joint Bookrunners and Lead Arrangers:	Each of Deutsche Bank Securities Inc. and any Additional Commitment Party appointed as a lead arranger will act as a lead arranger and joint bookrunner (together with any additional joint bookrunner appointed pursuant to the Commitment Letter, each in such capacity, a “Lead Arranger”) and will perform the duties customarily associated with such roles.

Other Agents:	Arbor may designate additional financial institutions reasonably acceptable to the Majority Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) to act as syndication agent, documentation agent or co-documentation agent as provided in the Commitment Letter for each of the Facilities.

Facilities:

(A) A senior secured term loan facility in an aggregate principal amount of up to $500 million (the “Term Loan Facility”; the loans thereunder, the “Term Loans”; the Lenders thereunder, the “Term Lenders”).

(B) A senior secured first lien revolving credit facility in an aggregate principal amount of $75 million (the “Revolving Facility” and together with the Term Loan Facility, the “Facilities”; the commitments thereunder, the “Revolving Commitments”; the loans thereunder, the “Revolving Loans” and together with the Term Loans, the “Loans”; the Lenders thereunder, the “Revolving Lenders”), of which (i) a portion shall be available in the form of Letters of Credit (as defined below) as set forth in “Letters of Credit” below and (ii) a portion shall be available in the form of an overnight LIBOR facility under which the Borrower may make short-term borrowings (on same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon)) of up to an amount to be agreed.

Swingline:

In connection with the Revolving Facility, the Administrative Agent (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility (the “Swingline Facility”) in its sole discretion under which the Borrower may make short-term borrowings (on same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon)) of up to an amount to be agreed. Except for purposes of calculating the commitment fee described on Annex I to this Exhibit B, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

The Revolving Facility shall be on terms and conditions (including with respect to defaulting lenders) consistent with Documentation Precedent and the Documentation Principles.

Incremental Facilities:

The Facilities will permit the Borrower to add one or more incremental term loan facilities to the Facilities or increase the Term Loan Facility (each, an “Incremental Term Facility”), and/or increase commitments under the Revolving Facility Commitments (any such increase, an “Incremental Revolving Increase”) and/or add one or more incremental revolving credit facility tranches (each, an “Incremental Revolving Facility”; the Incremental Term Facilities, the Incremental Revolving Increases and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate principal amount of up to (a) the greater of (x) $200 million (this clause (x), the “Incremental Fixed Dollar Basket”) and (y) 100% of trailing four quarter EBITDA (as defined below) (this clause (y), the “Incremental EBITDA Grower”) plus (b) all voluntary prepayments and voluntary commitment reductions of the Facilities prior to the date of any such incurrence (to the extent not funded with the proceeds of long term debt) plus (c) an additional amount such that, after giving effect to the incurrence of such additional amount (but without giving effect to any amount incurred simultaneously under clauses (a) or (b) above or under the Revolving Facility), the First Lien Leverage Ratio (as defined below) is equal to or less than the greater of (x) 3.50:1.00 and (y) the First Lien Leverage Ratio as of the Closing Date (this clause (c), the “Incremental Leverage Based Basket”) (in each case, assuming all such additional amounts were secured on a first lien basis, whether or not so secured, and including for this purpose the full amount of any Incremental Revolving Increase or Incremental Revolving Facility), subject to the following conditions;

(i) no existing Lender will be required to participate in any such Incremental Facilities,

(ii) no event of default exists, or would exist after, giving effect thereto (except in connection with permitted acquisitions or investments, where no payment or bankruptcy event of default will be the standard),

(iii) the final maturity date and the weighted average maturity of any such Incremental Term Facility shall not be earlier than, or shorter than, as the case may be, the maturity date or the weighted average life, as applicable, of the Term Loan Facility; provided that this clause (iii) shall not apply to up to $100 million of the Incremental Term Facility and/or Incremental Equivalent Debt (as defined below) (the “Incremental Maturity Carveout”),

(iv) the pricing, interest rate margins, discounts, premiums, rate floors, fees and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided that, with respect to any Incremental Term Facility that matures earlier than two years after the maturity date with respect to the Term Loan Facility (such maturity carveout, the “MFN Maturity Carveout”), only during the period commencing on the Closing Date and ending on the date that is 12 months after the Closing Date (the “MFN Sunset Date”), if the applicable interest rate relating to any such Incremental Term Facility incurred pursuant to the Incremental Fixed Dollar Basket exceeds the applicable interest rate relating to the existing Term Loan Facility by more than 0.50% (the “MFN Margin”) the applicable interest rate relating to the existing Term Loan Facility shall be adjusted to be equal to the applicable interest rate relating to such Incremental Term Facility minus the MFN Margin at such time; provided that in determining such applicable interest rates, (x) OID or upfront fees (which shall be deemed to constitute a like amount of OID) paid by the Borrower to the lenders under such Incremental Term Facility (but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with lenders providing such Incremental Term Facility) and the existing Term Loan Facility in the initial primary syndication thereof shall be included and equated to interest rate (with OID being equated to interest based on an assumed four-year life to maturity) and (y) any amendments to the applicable margin on the existing Term Loan Facility that became effective subsequent to the Closing Date but prior to the time of such Incremental Term Facility shall also be included in such calculations; provided, further, that (A) with respect to the existing Term Loan Facility, to the extent that LIBOR for a three month interest period on the closing date of any such Incremental Term Facility is less than the interest rate floor applicable to any such existing Term Loan Facility, the amount of such difference shall be deemed added to the interest margin for the existing Term Loans, solely for the purpose of determining whether an increase in the interest rate margins for the existing Term Loans shall be required and (B) with respect to any Incremental Term Loan Facility, to the extent that LIBOR, as applicable to the existing Term Loan Facility for a three month interest period on the closing date of any such Incremental Term Facility is less than the interest rate floor, if any, applicable to any such Incremental Term Facility, the amount of such difference shall be deemed added to the interest rate margins for the loans under the Incremental Term Facility,

(v) any Incremental Revolving Facility and any Incremental Revolving Increase shall be on the same terms and pursuant to the same documentation applicable to the Revolving Facility (including the maturity date in respect thereof (provided the applicable margin applicable thereto may be increased if necessary to be consistent with that for the Incremental Revolving Facility)), and

(vi) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined by the Borrower, provided that, to the extent such terms and documentation are not consistent with, the Term Loan Facility (except to the extent permitted by clause (iii) or (iv) above), they shall be reasonably satisfactory to the Administrative Agent (except for covenants or other provisions applicable only to the periods after the latest maturity date of any Term Loan Facility or any existing Incremental Term Facility existing at the time such Incremental Term Facility is incurred) (it being understood to the extent that any financial maintenance covenant is added for the benefit of any Incremental Term Facility, no consent shall be required from any Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of all of the Term Loan Facility).

As used herein, (a) the “First Lien Leverage Ratio” means the ratio of total first lien net debt (calculated net of unrestricted cash and cash equivalents) for borrowed money secured by first priority liens on all of the Collateral to trailing four-quarter EBITDA and (b) the “Total Leverage Ratio” means the ratio of total net debt (calculated net of unrestricted cash and cash equivalents other than the proceeds of Incremental Term Facilities to be drawn at such time) for borrowed money, including capital leases and purchase money obligations to trailing four-quarter EBITDA.

The Facilities will permit the Borrower to utilize availability under the Incremental Facilities amount to issue first lien notes or junior lien secured indebtedness (in each case, subject to customary intercreditor terms to be mutually agreed and set forth in an exhibit to the definitive documentation for the Facilities (the “Intercreditor Terms”), and such indebtedness, “Incremental Equivalent Debt”) or unsecured indebtedness, with the amount of such secured or unsecured indebtedness reducing the aggregate principal amount available for the Incremental Facilities; provided that such secured or unsecured indebtedness (i) does not mature on or prior to the maturity date of, or have a shorter weighted average life than, loans under the Term Loan Facility, (ii) reflects market terms at the time of incurrence or issuance (it being understood to the extent that any financial maintenance covenant is added for the benefit of any such debt, such financial maintenance covenant shall also be added for the benefit of any corresponding existing Facility), (iii) there shall be no borrower or guarantor in respect of any such indebtedness that is not the Borrower or a Guarantor and (iv) if secured, such indebtedness shall not be secured by any assets of the Borrower or its subsidiaries that do not constitute Collateral.

Purpose/Use of Proceeds:

(A) The proceeds of borrowings under the Term Loan Facility will be used by the Borrower, on the date of the initial borrowing under the Term Loan Facility (the “Closing Date”), proceeds of the Revolving Loans, together with cash on hand of the Borrower and the Company, solely to provide Acquisition Funds.

(B) The Letters of Credit and proceeds of Revolving Loans will be used by the Borrower and its subsidiaries for working capital and for other general corporate purposes (including to finance the Transactions and any other transactions not prohibited by the Facilities Documentation).

Availability:

(A) The Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

(B) (i) Revolving Loans (exclusive of Letter of Credit usage) may be made available on the Closing Date to finance the Transactions and working capital in an aggregate amount not to exceed $20 million plus (ii) any amount needed to fund any OID or upfront fees required to be funded on the Closing Date due to the exercise of the “Market Flex Provisions” under the Fee Letter may be funded with Revolving Loans on the Closing Date. Additionally, Letters of Credit may be issued on the Closing Date in order to backstop or replace letters of credit outstanding on the Closing Date under the facilities no longer available to the Company or any of its affiliates as of the Closing Date (and such existing letters of credit may be deemed Letters of Credit outstanding under the Revolving Facility). Otherwise, Revolving Loans will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Annex I to this Exhibit B.

Default Rate:	During the continuance of any event of default under the Facilities Documentation, with respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount, including overdue interest, the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum.

Letters of Credit:

No less than $10 million of the Revolving Facility will be available to the Borrower for the purpose of issuing letters of credit and the Administrative Agent agrees to be an Issuing Lender (as defined below) in a fronting capacity for such amount of Letters of Credit. Letters of Credit will be issued by the Administrative Agent and other Revolving Lenders (reasonably acceptable to the Borrower and the Administrative Agent) who agree to issue Letters of Credit (each, an “Issuing Lender”). Each Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period of time as may be agreed by the applicable Issuing Lender and (b) the third business day prior to the final maturity of the Revolving Facility; provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the applicable Issuing Lender (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender, provided that no Revolving Lender shall be required to fund participations in Letters of Credit after the maturity date applicable to its commitments).

Letters of Credit shall be issued on terms and conditions (including with respect to defaulting lenders) consistent with Documentation Precedent and the Documentation Principles.

Final Maturity and Amortization:

(A) The Term Loan Facility

The Term Loan Facility will mature on the date that is seven years after the Closing Date and, commencing at least one full fiscal quarter after the Closing Date, will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Term Loan Facility with the balance payable on the seventh anniversary of the Closing Date; provided that the Facilities Documentation shall provide the right of individual Term Lenders to agree to extend the maturity of their Term Loans upon the request of the Borrower and without the consent of any other Term Lender (as further described below).

(B) Revolving Facility

The Revolving Facility will mature, and Revolving Commitments will terminate, on the date that is 5 years after the Closing Date; provided that the Facilities Documentation shall provide the right of individual Revolving Lenders to agree to extend the maturity of their Revolving Commitments and Revolving Loans upon the request of the Borrower and without the consent of any other Lender (as further described below).

The Facilities Documentation shall contain customary “amend and extend” provisions pursuant to which any individual Lender may agree to extend (which may include, among other things, an increase in the interest rates payable with respect to such extended loans, which extensions shall not be subject to any “default stopper”, financial tests or “most favored nation pricing provisions”) the maturity date of its outstanding commitments in respect of the Revolving Facility or under any Incremental Revolving Facility or in respect of any class of Term Loans (including any Incremental Term Loans), in each case, upon the request of the Borrower and without the consent of any other Lender (it is understood that (i) no existing Lender will have any obligation to commit to any such extension and (ii) each Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such class).

Guarantees:	All obligations of the Borrower (the “Obligations”) under (i) the Facilities, (ii) at the written request of the Borrower, interest rate protection, commodity trading or hedging, currency exchange or other non-speculative hedging or swap arrangements (other than any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Credit Party of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof)) entered into by the Borrower or any of its restricted subsidiaries with the Administrative Agent, any Lender, Lead Arranger or any affiliate of the Administrative Agent, a Lender or Lead Arranger at the time of entering into such arrangements (the “Hedging Arrangements”) (collectively, “Hedging Obligations”) and (iii) at the written request of the Borrower, cash management and treasury arrangements entered into by the Borrower or any of its subsidiaries with the Administrative Agent, any Lender, Lead Arranger or any affiliate of the Administrative Agent, a Lender or Lead Arranger at the time of entering into such arrangement (“Treasury Arrangements”) (collectively, “Cash Management Obligations”) will be unconditionally guaranteed jointly and severally on an equal priority senior secured basis (the “Guarantees”) by Arbor and each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiary of Arbor and the Borrower (other than any such subsidiary (a) that is a subsidiary of a non-U.S. subsidiary of Arbor or the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”), (b) that is a U.S. subsidiary substantially all of the assets of which consist of the equity of one or more direct or indirect non-U.S. subsidiaries that are CFCs, (c) that has been designated as an unrestricted subsidiary, (d) that is below a materiality threshold (based on assets or revenues) to be agreed, (e) that is not permitted by law, regulation or contract to provide such guarantee, or would require governmental (including regulatory) consent, approval, license or authorization to provide such guarantee, (unless such consent, approval, license or authorization has been received), or for which the provision of such guarantee would result in a material adverse tax consequence to Arbor or the Borrower or one of their respective subsidiaries (as reasonably determined by the Borrower in consultation with the Administrative Agent), (f) that is a special purpose entity (including not for profit entities) or (g) any restricted subsidiary acquired pursuant to a Permitted Acquisition (to be defined in a manner consistent with the Documentation Principles)) financed with secured indebtedness permitted to be incurred pursuant to the Facilities Documentation as assumed indebtedness (and not incurred in contemplation of such Permitted Acquisition) and any restricted subsidiary thereof that guarantees such indebtedness, in each case to the extent such secured indebtedness prohibits such subsidiary from becoming a Guarantor) (the “Subsidiary Guarantors”; and together with Arbor and the Borrower, the “Credit Parties”) and by Arbor (together with the Subsidiary Guarantors, the “Guarantors”). In addition, certain subsidiaries may be excluded from the guarantee requirements under the Facilities Documentation in circumstances where the Borrower and the Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Subject only to the restricted payment covenant in the Facilities Documentation and no continuing payment or bankruptcy event of default, the Borrower may designate any subsidiary as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will be excluded from the guarantee requirements and will not be subject to the representations and warranties, covenants, events of default or other provisions of the Facilities Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial metric contained in the Facilities Documentation except to the extent of distributions received therefrom.

Security:	Subject to the limitations set forth below in this section, and, on the Closing Date, the Funding Conditions Provision, the Obligations, the Guarantees and any Hedging Arrangements or Treasury Arrangements will be secured by substantially all of the present and after acquired assets of each of the Credit Parties (collectively, but excluding the Excluded Assets (as defined below), the “Collateral”), including, (a) a perfected first priority pledge of all the capital stock of the Borrower and each direct, wholly owned material restricted subsidiary held by any Credit Party (which pledge, in the case of any foreign subsidiary of a U.S. entity shall be limited to 66% of the voting capital stock and 100% of the non-voting capital stock of such foreign subsidiary) and (b) a perfected first priority security interest in substantially all other tangible and intangible assets of the Credit Parties (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, real property, intellectual property and the proceeds of the foregoing).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee owned real property with a value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing) and all leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (other than to the extent such rights can be perfected by filing a UCC-1) and commercial tort claims below a threshold to be agreed, (iii) any assets specifically requiring perfection through control, control agreements or other control arrangements (other than delivery of certificated pledged capital stock to the extent required above and material promissory notes constituting Collateral), including deposit accounts, securities accounts and commodities accounts, (iv) those assets over which the granting of security interests in such assets would be prohibited by contract (including permitted liens, leases and licenses), applicable law or regulation (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code, other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibitions) or to the extent that such security interests would require obtaining the consent of any governmental authority or would result in materially adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, (v) any foreign collateral or credit support, (vi) margin stock and, to the extent requiring the consent of one or more third parties or prohibited by the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement, equity interests in any person other than wholly-owned material restricted subsidiaries, (vii) those assets as to which the Administrative Agent and the Borrower reasonably determine in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (viii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (ix) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, capital lease or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition and (x) other exceptions to be mutually agreed or that are usual and customary for facilities of this type consistent with the Documentation Principles. The foregoing described in clauses (i) through (x) are, collectively, the “Excluded Assets”.

No actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non U.S. jurisdiction).

All the above-described pledges, security interests and mortgages shall be created and perfected on terms in Facilities Documentation, and none of the Collateral or other assets of the Credit Parties shall be subject to other pledges, security interests or mortgages, subject to customary exceptions for financings of this kind consistent with the Documentation Principles.

Mandatory Prepayments:	The Term Loans shall be prepaid with (a) commencing with the first full fiscal year of Arbor to occur after the Closing Date, 50% of Excess Cash Flow (to be defined in a manner consistent with the Documentation Principles (and, in any event, to include deduction for all cash restructuring charges and investments, capital expenditures and restricted payments in cash)) of Arbor, with a reduction to 25% and elimination based upon achievement of First Lien Leverage Ratios of 2.00:1.00 and 1.75:1.00; provided that any voluntary prepayments or commitment reductions of loans (including, without duplication, prepayments at a discount to par offered to all Lenders under the Term Loan Facility or under any Incremental Term Facility, with credit given for the actual amount of the cash payment) shall be credited against excess cash flow prepayment obligations of any fiscal year (including payments made after year-end and prior to the time such Excess Cash Flow prepayment is due) on a dollar-for-dollar basis (other than to the extent such prepayments are funded with the proceeds of long-term indebtedness) (with the First Lien Leverage Ratio of Arbor for purposes of determining the applicable Excess Cash Flow percentage above, recalculated to give pro forma effect to any such pay down or reduction after the end of the prior fiscal year and prior to making such Excess Cash Flow payment) (including payments made after year-end and prior to the time such Excess Cash Flow prepayment is due); (b) 100% of the net cash proceeds received from the incurrence of indebtedness by Arbor, the Borrower or any of their restricted subsidiaries (other than indebtedness permitted under the Facilities Documentation (other than Refinancing Debt) (to be defined in a manner consistent with the Documentation Principles)) and (c) 100% (with a step-downs to 50% and 0% based upon the achievement of a First Lien Leverage Ratios equal to or less than 2.00:1.00 and 1.75:1.00, respectively (the “Asset Sale Sweep Stepdown”)) of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by Arbor, the Borrower and their restricted subsidiaries (including insurance and condemnation proceeds) in excess of an amount to be agreed for each individual asset sale or disposition and an amount to be agreed in the aggregate for any fiscal year (with only the amount in excess of such annual limit required to be offered to prepay) and subject to the right of the Borrower to reinvest such proceeds if such proceeds are reinvested (or committed to be reinvested) within 450 days and, if so committed to reinvestment, reinvested within 6 months thereafter, and other exceptions to be agreed upon.

Notwithstanding the foregoing, mandatory prepayments shall be limited to the extent that the Borrower determines that such prepayments would either (i) result in material adverse tax consequences related to the repatriation of funds in connection therewith by non-guarantor subsidiaries or (ii) be prohibited or delayed by applicable law.

Mandatory repayments required under the Facilities Documentation may, if required pursuant to the terms of any other Indebtedness secured pari passu with the Term Loans, be applied to the Term Loans and such other pari passu Indebtedness, in each case on a ratable basis based on the outstanding principal amounts thereof.

Within the Term Loan Facility, mandatory prepayments shall be applied first, to accrued interest and fees due on the amount of the prepayment under the Term Loan Facility and second, directly to the scheduled installments of principal of the Term Loan Facility in direct order of maturity.

Any Term Lender may elect not to accept any mandatory prepayment made pursuant to clause (a) or (c) above (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower and shall be added to the Available Amount Basket (as defined below).

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the Revolving Commitments and prepayments of borrowings under the Facilities will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs actually incurred in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Loan Facility and any Incremental Term Facility will be applied to the remaining amortization payments under the Term

Loan Facility or such Incremental Term Facility, as directed by the Borrower (and absent such direction, in direct order of maturity thereof), including to any class of extending or existing Loans in such order as the Borrower may designate, and shall be applied to either the Term Loan Facility or any Incremental Term Facility as determined by the Borrower.

Any voluntary prepayment or refinancing (other than a refinancing of the Term Loan Facility in connection with any transaction that would, if consummated, constitute a change of control, initial public offering or Transformative Acquisition (as defined below)) of the Term Loan Facility with other broadly syndicated term loans under credit facilities with a lower Effective Yield (as defined below) than the Effective Yield of the Term Loan Facility, or any amendment (other than an amendment of the Term Loan Facility in connection with any transaction that would, if consummated, constitute a change of control, initial public offering or Transformative Acquisition) that reduces the Effective Yield of the Term Loan Facility, in either case that occurs prior to the 6 month anniversary of the Closing Date (the “Soft Call Date”) and the primary purpose (as determined by the Borrower in good faith) of which is to lower the Effective Yield on the Term Loan Facility, shall be subject to a prepayment premium of 1.00% of the principal amount of the Term Loans so prepaid, refinanced or amended. For the purposes of this clause (b), (i) “Transformative Acquisition” shall mean any acquisition by Arbor, the Borrower or any or their restricted subsidiaries that either (a) is not permitted by the terms of the Facilities Documentation immediately prior to the consummation of such acquisition or (b) results in a refinancing of the Term Loan Facility that involves an upsizing in connection with such acquisition and (ii) “Effective Yield” shall mean, as of any date of determination, the sum of (i) the higher of (A) the LIBOR rate on such date for a deposit in dollars with a maturity of one month and (B) the LIBOR floor, if any, with respect thereto as of such date, (ii) the interest rate margins as of such date, (with such interest rate margin and interest spreads to be determined by reference to the LIBOR rate) and (iii) the amount of OID and upfront fees thereon (converted to yield assuming a four-year average life and without any present value discount).

Documentation:	The definitive documentation for the Facilities (the “Facilities Documentation”) will be “covenant-lite” with incurrence-based covenants, and will contain the terms set forth in this Exhibit B and will otherwise be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and be substantially consistent with (i) the Air Medical Credit Agreement, dated as of April 28, 2015 and (ii) with respect to mechanical provisions of the Revolving Facility only, the Internet Brands First Lien Credit Agreement, dated as of June 30, 2014 (except with respect to the dual borrower/parent structure)) (clauses (i) and (ii), collectively, the “Documentation Precedent”), as modified to reflect (x) the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, industries, businesses and business practices, locations, operations, financial accounting, and the Projections set forth in the Acquisition Model (as defined below) (y) the nature of the Transactions and (z) applicable legal and regulatory developments including modifications to include customary EU bail-in provisions (such precedent and requirements, the “Documentation Principles”). Notwithstanding the foregoing, the only conditions to the availability of the Facilities on the Closing Date shall be the applicable conditions set forth in the “Conditions Precedent to Initial Borrowing” section below and in Exhibit C to the Commitment Letter. The Facilities Documentation shall contain only those representations, events of default and covenants as set forth in this Exhibit B.

Limited Condition Acquisition:

For purposes of (i) determining compliance with any provision of the Facilities Documentation which requires the calculation of the First Lien Leverage Ratio, the Total Leverage Ratio or the Fixed Charge Coverage Ratio (as defined below), (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth in the Facilities Documentation (including baskets measured as a percentage of EBITDA), in each case, in connection with an acquisition by one or more of Arbor, the Borrower and their restricted subsidiaries of any assets, business or person permitted to be acquired by the Facilities Documentation, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing (any such acquisition, a “Limited Condition Acquisition”), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Acquisition) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such calculation shall be made on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) had been consummated.

Conditions Precedent to Initial Borrowing:	The availability of the initial borrowing and other extensions of credit (except in connection with certain incurrences, including under any Incremental Facilities or refinancing facility) under the Facilities on the Closing Date will be subject solely to (x) the applicable conditions set forth in Exhibit C to the Commitment Letter, (y) subject to the Funding Conditions Provisions, the Company Representations and the Specified Representations being true and correct in all material respects (provided that any such Specified Representations which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) and (z) the delivery of a customary borrowing notice.

The representations and warranties will be required to be made in connection with the extension of credit on the Closing Date, except that the failure of any representation or warranty (other than the Specified Representations and the Company Representations) to be true and correct on the Closing Date will not constitute the failure of a condition precedent to funding or a default under the Facilities.

Conditions Precedent to All Subsequent Borrowings:	After the Closing Date, each extension of credit will be conditioned upon: delivery of a borrowing notice, accuracy of representations and warranties in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) and absence of defaults or events of default.

Representations and Warranties:	Limited to the following (to be applicable to Arbor, the Borrower and their restricted subsidiaries): organizational status; power and authority, qualification, execution, delivery and enforceability of the Facilities Documentation; with respect to the execution, delivery and performance of the Facilities Documentation, no violation of, or conflict with, law, charter documents or material agreements; litigation; margin regulations; material governmental approvals with respect to the execution, delivery and performance of the Facilities; Investment Company Act; PATRIOT Act; accuracy of disclosure and financial statements; since the Closing Date, no Material Adverse Effect (as defined below); taxes; compliance with laws (including, without limitation, OFAC and FCPA); ERISA; subsidiaries; intellectual property; creation, validity and perfection of security interests; environmental laws; properties; consolidated closing date solvency; subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality consistent with the Documentation Principles.

“Material Adverse Effect” shall have the meaning assigned to such term in the Documentation Precedent.

Affirmative Covenants:	Limited to the following (to be applicable to Arbor, the Borrower and their restricted subsidiaries): delivery of annual and quarterly financial statements and other information (with 90 days for delivery of annual financial statements and 45 days for quarterly financials (with extended time periods of 120 days for delivery of the first annual and 60 days for delivery of the first three quarterly financial statements, in each case, to be delivered after the Closing Date)), and with annual financial statements to be accompanied by an audit opinion from nationally recognized auditors that is not subject to qualification as to “going concern” or the scope of such audit other than solely with respect to, or resulting solely from (i) an upcoming maturity date under any debt, (ii) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period or (iii) the activities, operations, financial results, assets or liabilities of any unrestricted subsidiary); delivery of notices of defaults and certain material events; inspections (including books and records and subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations); maintenance of organizational existence and rights and privileges; maintenance of insurance; commercially reasonable efforts to maintain ratings (but not to maintain a specific rating); payment of taxes; corporate franchises; compliance with laws (including environmental laws, PATRIOT Act, FCPA and OFAC); ERISA; good repair; transactions with affiliates; changes in fiscal year; additional guarantors and collateral; use of proceeds; changes in lines of business; and further assurances on collateral matters; compliance with the existing indenture dated as of February 3, 2015 (the “Existing Company Indenture”) between the Company and U.S. Bank National Association, as Trustee relating to certain 2.50% convertible senior notes due 2022, including compliance with the obligations under Article 15 thereof to, upon the occurrence of a Fundamental Change (as defined in the Existing Company Indenture), offer to repurchase each then-outstanding note issued under the Existing Company Indenture and using reasonable best efforts to procure the existing noteholders’ acceptance of such offer; subject, in the case of each of the foregoing covenants, to exceptions and qualifications consistent with the Documentation Principles.

Negative Covenants:	Limited to (to be applicable to Arbor, the Borrower and their restricted subsidiaries): limitations on the incurrence of debt (provided that (x) debt may be incurred if, after giving effect thereto, the Fixed Charge Coverage Ratio (defined in a manner consistent with the Documentation Precedent) would be at least 2.00 to 1.00, with a sublimit to be agreed for non-Guarantor Subsidiaries (y) indebtedness permitted to be incurred and/or remain outstanding under the Acquisition Agreement shall be permitted (including indebtedness under the Existing Company Indenture) and (z) there shall be separate general debt and non-guarantor debt baskets in each case with sublimits to be agreed); liens (with exceptions to allow (i) liens on Collateral, if such liens are subject to a customary intercreditor that will be attached to the Facilities Documentation as an exhibit, and rank junior to the liens on such Collateral in relation to the lien securing the Loans and the Guarantees as applicable, (ii) liens securing indebtedness referenced in clause (y) above and (iii) for a general lien basket in an amount equal to the general debt basket which may, at the election of the Borrower, be secured by a customary intercreditor agreement); fundamental changes (which shall allow for fundamental changes among the Credit Parties and restricted subsidiaries (subject to customary limitations with respect to Arbor and the Borrower that are consistent with the Documentation Precedent)); restrictions on subsidiary distributions; asset sales (which shall be permitted subject to (i) a 75% aggregate cash consideration requirement for dispositions in excess of an amount to be agreed (with the ability to designate certain non-cash assets as cash), (ii) a fair market value requirement, and (iii) a requirement that the proceeds of asset sales be applied in accordance with “Mandatory Prepayments”); and restricted payments (including investments and repurchases and redemptions of debt subordinated by its terms (“Subordinated Debt” (it being understood and agreed that indebtedness under the Existing Company Indenture shall not constitute Subordinated Debt)) (which shall allow for (i) separate baskets for each of dividends, investments (including a general basket, an investment in unrestricted subsidiaries basket and investments in similar businesses basket) and repurchases of Subordinated Debt in each case in amounts to be agreed, (ii) distributions in connection with IPO reorganization transactions, (iii) Permitted IPO Distributions (as defined below) and (iv) unlimited restricted payments subject to compliance with a pro forma Total Leverage Ratio of 5.00:1.00 and a pro forma First Lien Leverage Ratio of 2.00:1.00; subject, in the case of each of the foregoing covenants, to exceptions, qualifications and, as appropriate, baskets (including each basket grown based off of the EBITDA of Arbor, the Borrower and their restricted subsidiaries) to be agreed upon consistent with the Documentation Principles.

Arbor, the Borrower or any of their restricted subsidiaries will be permitted:

(a) to incur indebtedness to finance an acquisition so long as (i) the Fixed Charge Coverage Ratio (calculated on a pro forma basis) shall either be (A) greater than or equal to the Fixed Charge Coverage Ratio immediately prior to such transactions or

(B) at least 2.0:1.0, in either case, recomputed as of the last day of the most recently ended fiscal quarter of Arbor for which financial statements are available or (ii) the Total Leverage Ratio (calculated on a pro forma basis) shall either be (A) less than or equal to the Total Leverage Ratio immediately prior to such transactions or (B) less than or equal to 6.00:1.00, in either case, recomputed as of the last day of the most recently ended fiscal quarter of Arbor for which financial statements are available; provided that, in each case, there will be a sublimit to be agreed for non-Guarantor Subsidiaries;

(b) to incur indebtedness, consummate fundamental changes, make distributions, sell assets and make restricted payments (including investments), in each case, among Arbor, Borrower, the Guarantors and their restricted subsidiaries, in each case, on terms and conditions consistent with those in the Documentation Precedent; and

(c) consummate the Transactions.

“Permitted IPO Distributions” shall mean after a qualified IPO, restricted payments not to exceed up to the sum of (a) up to 6% per annum of the net proceeds received by (or contributed to) the Borrower and its restricted subsidiaries from such qualified IPO and (b) restricted payments in an aggregate amount per annum not to exceed 5% of market capitalization (this clause (b), the “IPO Market Capitalization Exception”).

In addition, the restricted payment covenant shall include an “Available Amount Basket”, which shall mean a cumulative amount equal to (a) the greater of (x) $50 million and (y) 30% of trailing twelve month EBITDA (this clause (y), the “Available Amount EBITDA Grower”) plus (b) 50% of Consolidated Net Income (defined in a manner consistent with the Documentation Precedent), plus, in each of the following clauses (c) through (h), without duplication, (c) the cash proceeds of new public or private equity issuances of any parent of the Borrower or the Borrower (other than disqualified stock) to the extent the proceeds thereof are contributed to the Borrower as qualified equity and are not a Specified Equity Contribution, plus (d) capital contributions to the Borrower made in cash, cash equivalents or other property (other than disqualified stock) that are not a Specified Equity Contribution, plus (e) the net cash proceeds received by the Borrower from debt and disqualified stock issuances that have been issued after the Closing Date and which have been exchanged or converted into qualified equity, plus (f) the net cash proceeds received by Arbor, the Borrower and their restricted subsidiaries from sales of investments made using the Available Amount Basket, plus (g) returns, profits, distributions and similar amounts received by Arbor the Borrower and their restricted subsidiaries on investments made using the Available Amount Basket, plus (h) the investments of Arbor, the Borrower and their restricted subsidiaries in any unrestricted subsidiary out of the Available Amount Basket that has been re-designated as a restricted subsidiary or that has been merged or consolidated with or into the Borrower or any of its restricted subsidiaries; provided that use of the Available Amount Basket for (x) dividends and distributions in respect of capital stock of the Borrower (or any of its direct or indirect parent companies) and stock repurchases and (y) the prepayment, purchase or redemption of Junior Debt, shall in each case be subject to (other than the amount of the Available Amount Basket attributable to clauses (a), (c), (d) and (e) above) pro forma compliance with an Fixed Charge Coverage Ratio of at least 2.00:1.00 and the absence of any Event of Default.

Financial Covenants:

With respect to the Term Loan Facility: None.

With respect to the Revolving Facility: Limited to the following financial maintenance covenant (the “Financial Covenant”): a maximum First Lien Leverage Ratio.

The Financial Covenant will be tested quarterly commencing with the first full fiscal quarter to occur after the Closing Date; provided that the Financial Covenant (x) shall only be tested if Revolving Loans (including the aggregate principal amount of letters of credit then outstanding under the Revolving Facility to the extent not cash collateralized, but excluding non-cash collateralized letters of credit in an aggregate amount not to exceed the greater of (i) the amount of letters of credit outstanding on the Closing Date and (ii) $10 million) are or would be outstanding in an amount exceeding 30% of the total facility amount of the Revolving Facility and (y) will be set at a First Lien Leverage Ratio of 4.50:1.00 (with no step-downs).

For purposes of determining compliance with the Financial Covenant, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) made to the Borrower after the beginning of the most recently ended fiscal quarter and on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of EBITDA solely for the purposes of determining compliance with such Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that, (a) there shall be no more than two quarters in each four consecutive fiscal quarter period in respect of which a Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no more than the amount required to cause the Borrower to be in pro forma compliance with the Financial Covenant specified above, (c) no more than five Specified Equity Contributions shall be made during the term of the Facilities, (d) all Specified Equity Contributions shall be disregarded for purposes of any financial ratio determination under the Facilities Documentation other than for determining compliance with the Financial Covenant (and will not be credited as an addition to the applicable restricted payments build-up provisions) and (e) there shall be no pro forma or other reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenant unless such proceeds are actually applied to prepay indebtedness under the Facilities prior to the end of the applicable fiscal period.

“EBITDA” shall be defined in a manner consistent with the Documentation Principles and in any event shall include, without limitation, add backs, deductions and adjustments, as applicable, without duplication, for (a) non-cash items, (b) extraordinary, unusual or non-recurring items, (c) restructuring charges and related charges, (d) pro forma adjustments, pro forma cost savings, operating expense reductions and cost synergies, in each case, related to mergers and other business combinations, acquisitions, divestitures and other transactions (including in respect of the pro forma adjustments and addbacks set forth in clause (c) above) consummated by the Borrower and projected by the Borrower in good faith to result from actions taken or expected to be taken (in the good faith determination of the Borrower) within six fiscal quarters after the date any such transaction is consummated, (e) “run rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to result from actions either taken or expected to be taken within 24 months after the date of determination to take such action, so long as such cash savings and synergies are reasonably identifiable and factually supportable and (f) adjustments and add backs reflected in either (i) Arbor’s financial model dated as of May 4, 2016 (the “Acquisition Model”) or (ii) the management presentation and confidential information memorandum provided by the Company.

Events of Default:

Limited to the following (to be applicable to Arbor, the Borrower and their restricted subsidiaries): nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect (subject to a thirty day grace period in the case of misrepresentations that are capable of being cured); cross default and cross acceleration to material indebtedness; bankruptcy and insolvency of Arbor, the Borrower or any of their significant restricted subsidiaries; material monetary judgments; ERISA events; actual or asserted invalidity of material guarantees or security documents; and change of control (with no continuing director prong), subject to threshold (including each threshold growing based off of the EBITDA of Arbor, the Borrower and their restricted subsidiaries), notice and grace period provisions consistent with the Documentation Principles.

Notwithstanding the foregoing, (x) only Revolving Lenders holding at least a majority of the Revolving Commitments and Revolving Loans shall have the ability to (and be required in order to) amend the Financial Covenant and waive a breach of the Financial Covenant, and (y) a breach of the Financial Covenant shall not constitute an Event of Default with respect to the Term Loan Facility or trigger a cross-default under the Term Loan Facility until the date on which the Revolving Loans (if any) have been accelerated or the Revolving Commitments have been terminated, in each case, by the Revolving Lenders in accordance with the terms of the Revolving Facility.

Voting:

Amendments and waivers of the Facilities Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Facilities held by the Lenders (other than Defaulting Lenders) (the “Required Lenders”), except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Lender, (B) reductions of principal, interest or fees owing to such Lender, (C) extensions or postponement of final maturity or the scheduled date of payment of any principal, and (D) releases of all or substantially all the value of the Guarantees or releases of liens on all or substantially all of the Collateral, (ii) the consent of 100% of the Lenders will be required with respect to modifications to any of the voting percentages that result in a decrease of voting rights for Lenders and (iii) customary protections for the Administrative Agent will be provided.

Notwithstanding the foregoing, amendments and waivers of the Financial Covenant will be subject to the second paragraph under “Events of Default” above.

The Facilities shall contain provisions permitting the Borrower to replace (i) non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as the Required Lenders shall have consented thereto and (ii) Defaulting Lenders. The Facilities shall also contain usual and customary provisions regarding Defaulting Lenders.

Cost and Yield Protection:	Usual for facilities and transactions of this type, with provisions protecting the Lenders from withholding tax liabilities in form and substance reasonably satisfactory to the Borrower and the Administrative Agent; provided that requests for additional payments due to increased costs from market disruption shall be limited to circumstances generally affecting the banking market and when (x) Term Lenders holding a majority of the Term Loans or (z) Revolving Lenders holding a majority of the Revolving Commitments, as applicable, have made such a request; provided further, that protection for increased costs imposed as a result of rules enacted or promulgated under the Dodd-Frank Act or Basel III after the date of the Facilities Documentation shall be included (but solely for such costs that would have been included if they had been otherwise imposed under the applicable increased cost provisions and only to the extent the applicable Lender is imposing such charges on other similarly situated borrowers under comparable syndicated credit facilities). The Facilities shall contain provisions regarding the timing for asserting a claim under these provisions and permitting the Borrower to replace a Lender who asserts such claim without premium or penalty.

Assignments and Participations:	The Lenders will be permitted to assign (a) Term Loans with the consent of the Borrower (not to be unreasonably withheld or delayed) and (b) Revolving Commitments with the consent of the Borrower (not to be unreasonably withheld or delayed), KKR, the Swingline Lender and each Issuing Lender; provided that no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy Event of Default (with respect to the Borrower) or (ii) for assignments of Term Loans to any existing Lender or an affiliate of an existing Lender or an approved fund. All assignments of Loans will require the consent of the Administrative Agent unless such assignment is an assignment of Term Loans to another Lender, an affiliate of a Lender or an approved fund, not to be unreasonably withheld or delayed. Assignments to natural persons shall be prohibited. Each assignment will be in an amount of an integral multiple of $1.0 million with respect to the Term Loan Facility and $5.0 million with respect to the Revolving Facility or, in each case, if less, all of such Lender’s remaining loans and commitments of the applicable class. Assignments will not be required to be pro rata among the Facilities.

The Lenders will be permitted to sell participations in the Facilities without restriction, other than as set forth in the next sentence, and in accordance with applicable law. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the scheduled date of payment of any principal, interest or fees and (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral.

The Facilities Documentation shall provide that (a) Term Loans may be purchased and assigned on a non-pro rata basis through (i) open market purchases and (ii) Dutch auction or similar procedures to be agreed that are offered to all Lenders on a pro rata basis in accordance with customary procedures to be agreed and subject to customary restrictions to be agreed and (b) KKR, the Borrower and any other affiliates of the Borrower shall be eligible assignees with respect to Term Loans only; provided that (i) any such Term Loans acquired by the Borrower or any of its respective subsidiaries shall be retired and cancelled promptly upon acquisition thereof (or contribution thereto, including as contemplated by the following clause (ii)) and (ii) any such Term

Loans acquired by KKR, Arbor or any of their affiliates may, with the consent of the Borrower, be contributed to the Borrower (whether through any of its direct or indirect parent entities or otherwise) and exchanged for debt or equity securities of such parent entity or the Borrower that are otherwise permitted to be issued by such entity at such time.

Assignments of Term Loans to KKR and its respective affiliates (other than any such affiliate that is a bona fide debt fund or entity that extends credit or buys loans in the ordinary course of business (“Affiliated Debt Fund”)) (each, an “Affiliated Lender”) shall be permitted subject only to the following limitations:

(i) Affiliated Lenders will not receive information provided solely to Term Lenders and will not be permitted to attend/participate in Term Lender meetings or receive any advice of counsel to the Administrative Agent;

(ii) the Affiliated Lenders shall have no right to vote any of its interest under the Term Loan Facility (such interest will be deemed voted in the same proportion as non-affiliated Term Lenders voting on such matter) except that each Affiliated Lender shall have the right to vote on any amendment, modification, waiver or consent that would require the vote of all Term Lenders or the vote of all Term Lenders directly and adversely affected thereby and no amendment, modification, waiver or consent shall affect any Affiliated Lender (in its capacity as a Term Lender) in a manner that is disproportionate to the effect on any Term Lender of the same class or that would deprive such Affiliated Lender of its pro rata share of any payments to which Term Lenders are entitled; and

(iii) the amount of Term Loans purchased by Affiliated Lenders shall not exceed 30% of the aggregate outstanding amount of Term Loans at any time (determined as of the time of such purchase).

For avoidance of doubt, the foregoing limitations shall not be applicable to Affiliated Debt Funds, KKR Corporate Lending LLC or MCS Corporate Lending LLC.

Expenses and Indemnification:	The Borrower shall pay, if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Commitment Parties (without duplication) in connection with the syndication of the Facilities and the preparation, execution, delivery, administration, amendment, waiver or modification and enforcement of the Facilities Documentation (including the reasonable fees and expenses of counsel identified herein and of a single firm of local counsel in each appropriate jurisdiction (other than any allocated costs of in-house counsel) or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)).

The Borrower will indemnify and hold harmless the Lead Arrangers, the Administrative Agent, the Commitment Parties and the Lenders (without duplication) and their respective affiliates, and the officers, directors, employees, agents, controlling persons, members and the successors of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities of any kind or nature (regardless of whether any such Indemnified Person is a party thereto and whether any such proceeding is brought by Arbor, the Borrower or any other person) and reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all Indemnified Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter, after receipt of your consent (which consent shall not be unreasonably withheld or delayed), retains its own counsel, by another firm of counsel for such affected Indemnified Person) of any such Indemnified Person arising out of or relating to any claim, litigation, investigation or other proceeding (including any inquiry or investigation of the foregoing) (regardless of whether such Indemnified Person is a party thereto or whether or not such action, claim, litigation or proceeding was brought by Arbor, the Borrower, their respective equity holders, affiliates or creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no Indemnified Person will be indemnified for any losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person ‘s affiliates or any of the officers, directors, employees, advisors, agents or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (iii) in the case of any claim, litigation, investigation or other proceeding brought by a Credit Party or one of its permitted assignees against the relevant Indemnified Person, a breach of the obligations of such Indemnified Person or any of such Indemnified Person affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iv) any claim, litigation, investigation or other proceeding not arising from any act or omission by Arbor, the Borrower or their respective affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against any Lead Arranger, Administrative Agent or Issuing Lender in their capacity as such).

Governing Law and Forum:	New York.

Counsel to the Agents:	Shearman & Sterling LLP.

ANNEX I to

EXHIBIT B

Interest Rates:

The interest rates under the Facilities will be as follows:

Revolving Facility

At the option of the Borrower, initially, LIBOR plus 4.00% or ABR plus 3.00%.

From and after the delivery by the Borrower to the Administrative Agent of financial statements for the period ending at least one full fiscal quarter following the Closing Date, the applicable margins under the Revolving Facility shall be subject (i) to a step-down to 3.50% based upon achievement of a First Lien Leverage Ratio of 2.00:1.0 and (ii) to a step-down to 3.25% based upon achievement of a First Lien Leverage Ratio of 1.75:1.0.

Term Loan Facility

At the option of the Borrower, initially, LIBOR plus 4.00% or ABR plus 3.00%.

From and after the delivery by the Borrower to the Administrative Agent of financial statements for the period ending at least one full fiscal quarter following the Closing Date, the applicable margins under the Term Loan Facility shall be subject to a step-down to 3.50% based upon achievement of a First Lien Leverage Ratio of 2.00:1.0 (the “First Lien Stepdown”).

All Facilities

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Lenders, 12 months or a shorter period) for LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months and on the applicable maturity date.

ABR is the highest of (i) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time (which, if negative, shall be deemed to be 0.00%) plus 0.50% and (iii) LIBOR applicable for an interest period of one month plus 1.00%; provided that, ABR shall be deemed to be no less than 2.00% per annum solely with respect to the Term Loan Facility.

LIBOR is the London interbank offered rate for dollars, for the relevant interest period; provided that, solely with respect to the Term Loan Facility, LIBOR shall be deemed to be no less than 1.00% per annum.

Letter of Credit Fees:	A per annum fee equal to the spread over LIBOR (less the fronting fee described below) under the Revolving Facility will accrue for the account of Revolving Lenders (other than Defaulting Lenders) on the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to such Revolving Lenders pro rata in accordance with the amount of each such Revolving Lender’s Revolving Commitment. In addition, the Borrower shall pay to the relevant Issuing Lender, for its own account, (a) a fronting fee equal to 0.125% of the aggregate face amount of outstanding Letters of Credit or such other amount as may be agreed by the Borrower and such Issuing Lender, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Revolving Commitment Fee:

Initially, 0.50% per annum on the undrawn portion of the Revolving Commitments, payable to non-Defaulting Lenders quarterly in arrears after the Closing Date and upon the termination of the Revolving Commitments, calculated based on the number of days elapsed in a 360-day year.

From and after the delivery by the Borrower to the Administrative Agent of financial statements for the period ending at least one full fiscal quarter following the Closing Date, the commitment fees under the Revolving Facility shall be subject to a step-down to 0.375% based upon achievement of a First Lien Leverage Ratio of 2.00:1.00.

B-I-2

CONFIDENTIAL	EXHIBIT C

Project Marvel

Summary of Additional Conditions

Except as otherwise set forth below, the availability and initial funding on the Closing Date of each of the Facilities shall be subject to the satisfaction or waiver of the following conditions:

1. The Acquisition shall have been or, substantially concurrently with the initial borrowing under the Term Loan Facility shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments or express waivers or consents by you thereto that are materially adverse to the Lenders in their capacities as such without the consent of the Majority Lead Arrangers (not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that (a) (i) any change to the definition of Company Material Adverse Effect (as defined in the Acquisition Agreement) and (ii) any change to the definition of End Date (as defined in the Acquisition Agreement) which would make such date later, in each case, shall be deemed materially adverse to the Lenders and (b) any modification, amendment or express waiver or consents by you that results in an increase or reduction in the purchase price shall be deemed to not be materially adverse to the Lenders so long as (i) any increase in the purchase price shall not be funded with additional indebtedness and (ii) any reduction shall be allocated to reduce the Term Loan Facility).

2. Since the date of the Acquisition Agreement, there shall not have occurred any Company Material Adverse Effect (as defined in the Acquisition Agreement).

3. Substantially simultaneously with the initial borrowing under the Term Loan Facility, the Refinancing shall be consummated.

4. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowings under the Facilities, have been, or will be substantially simultaneously, paid (which amounts may, at your option, be offset against the proceeds of the Facilities).

5. The Lead Arrangers shall have received (a) the audited consolidated balance sheets of Arbor and its consolidated subsidiaries as at December 31, 2013, December 31, 2014 and December 31, 2015, and the related audited consolidated statements of income and cash flows of Arbor and its consolidated subsidiaries for the years ended December 31, 2013, December 31, 2014 and December 31, 2015, (b) the unaudited interim consolidated balance sheets of Arbor and its subsidiaries for each subsequent fiscal quarter ended at least 60 days before the Closing Date, and the related unaudited consolidated statements of income, cash flows and stockholders’ equity of Arbor and its subsidiaries for each subsequent fiscal quarter ended at least 60 days before the Closing Date and (c) the audited consolidated balance sheets of the Company and its consolidated subsidiaries as at December 31, 2015, and the related audited consolidated statements of income and cash flows of the Company and its consolidated subsidiaries for the year ended December 31, 2015. The Lead Arrangers hereby acknowledge receipt of (i) the audited financial statements referred to in clauses (a) and (c) above and (ii) the unaudited financial statements referred to in clause (b) above as of and for the quarter ending March 31, 2016.

6. The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma statement of income of Arbor as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 60 days prior to the Closing Date (or 90 days prior to the Closing Date in case such four fiscal quarter period is the end of the

[Summary of Additional Conditions]

Company’s fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such dates (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

7. The Administrative Agent and the Lead Arrangers shall have received at least three business days prior to the Closing Date all documentation and other information about Arbor, the Borrower and each other Guarantor as shall have been reasonably requested in writing by the Administrative Agent or the Lead Arrangers at least ten calendar days prior to the Closing Date and as required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

8. The Lead Arrangers shall have been afforded a period (the “Marketing Period”) of at least 15 consecutive business days following receipt of the financial statements referred to in paragraphs 5 and 6 above to market the Term Loan Facility; provided that if the Marketing Period has not ended on or prior to August 19, 2016, then the Marketing Period shall commence no earlier than September 6, 2016.

9. Subject in all respects to the Funding Conditions Provisions, (a) the Guarantees shall have been executed and be in full force and effect or substantially simultaneously with the initial borrowing under the Term Loan Facility, shall be executed and become in full force and effect and (b) all documents and instruments required to create or perfect the Administrative Agent’s security interest in the Collateral shall have been executed and delivered by each Credit Party party thereto and, if applicable, be in proper form for filing.

10. Subject in all respects to the Funding Conditions Provisions, (a) the Facilities Documentation (which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheet and the Documentation Principles) shall have been executed and delivered by the Credit Parties and (b) customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to Arbor, the Borrower and each other Guarantor (to the extent applicable) and a solvency certificate (as of the Closing Date after giving effect to the Transactions and substantially in the form of Annex C-I attached hereto, certified by a senior authorized financial officer of Arbor) shall have been delivered to the Lead Arrangers.

[Summary of Additional Conditions]

C-2

CONFIDENTIAL	EXHIBIT C-I

Form of Solvency Certificate

Date:

Reference is made to Credit Agreement, dated as of [●] (the “Credit Agreement”), among [●] (the “Borrower”), the lending institutions from time to time parties thereto (the “Lenders”), and [●], as Administrative Agent and Collateral Agent.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This certificate is furnished pursuant to Section [●] of the Credit Agreement.

Solely in my capacity as a financial executive officer of the Borrower and not individually (and without personal liability), I hereby certify, that as of the date hereof, after giving effect to the consummation of the Transactions:

1.	The sum of the liabilities (including contingent liabilities) of the Borrower and its restricted subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its restricted subsidiaries, on a consolidated basis.

2.	The fair value of the property of the Borrower and its restricted subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its restricted subsidiaries, on a consolidated basis.

3.	The capital of the Borrower and its restricted subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.	The Borrower and its restricted subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

[BORROWER]

By:
Name:
Title:

[Solvency Certificate]